EXHIBIT 10


September 6, 1995


Mr. Raymond J. Kulla
130 Michaux
Riverside, IL  60546


Dear Ray:

After what has been a very professionally handled interview process through Tucker Olson, I feel very positive and I am very enthused about the chemistry between you and me, between you and the board members you have spoken to and between you and the other officers of the company. It is very clear to me that your background, experience, cultural outlook, character, and style provide for an almost ideal fit into the situation described by the employment package below. And based on all of the above, I believe you have a longer-term opportunity here, if all goes as I think it will, to move into areas of management that go beyond the parameters of the position outlined below, at some point in the future.

The immediate opportunity, however, is, in my opinion, exciting in and of itself. The company is growing, of course, but that growth is not without challenges that we encounter continually. We are in a relatively stable industry, -- certainly in terms of technology -- but also regarding the key marketing elements: product, price, promotion. But the challenges in a business such as ours center around intellectual property, acquisition of new businesses, techno-legal relationships with large customers, governmental intervention and regulation of various kinds, human resource issues -- in particular those related to acquired business --contract creation, and SEC/NYSE relationships. These demands have increased in volume and intensity over the past few years, and the importance of the legal function in our business has increased accordingly.

As you evaluate the offer below, I know you will be cognizant of your experience at GHC, brief as it has been, and the opportunities, the fit, and the chemistry. I am personally delighted to send you this letter and will be even more so when you join GHC.

TITLE:              Corporate Vice President, General Counsel, and Secretary

REPORTING
RELATIONSHIP:       Reports to the President and Chief Executive Officer of
                    General Housewares Corp.

SCOPE OF
RESPONSIBILITY:     Management responsibility for legal affairs of the
                    Company.

BASE SALARY:        $160,000 per year.

INCENTIVE
COMPENSATION:       Participate in corporate-wide incentive compensation plan
                    with top-end awards of 68% of base salary assuming corporate goals are met.*


                    For 1995, you will be included in the incentive compensation plan now in effect on a pro-rated basis. Assuming your start date is October 1, 1995, and the maximum goals were achieved, you would receive 68% of your salary earned from October 1, until December 31, 1995.

STOCK OPTIONS:      An option of 10,000 shares at the market value on your
                    date of employment will be granted by the Compensation
                    Committee of the Board of Directors.

RESTRICTED STOCK:   3,000 shares of restricted stock at no cost to you which
                    will vest 2/3 twelve months from your date of employment and 1/3 twelve months later will be granted by the Compensation Committee of the Board of Directors.

LIFE INSURANCE:     Group Life and Accidental Death and Dismemberment
                    insurance coverage, both at 3 1/2 times your base salary up to $500,000 maximum, plus an additional $500,000 death benefit for Travel Accident Coverage and a scheduled portion thereof for dismemberment.


*         1995 Plan attached.

LONG-TERM
DISABILITY:         Insured coverage for 60% of base salary up to a maximum of
                    $5,000 per month to age 65, effective six months after disability occurs. Yearly premiums to be paid by you.**

MEDICAL PLAN/
DENTAL PLAN:        Between regular group and supplemental key management
                    plans, we pay 100% of medical and dental expenses for you and your eligible dependents. In your case, we will waive all prior condition restrictions regarding medical insurance for you and your dependents. If your present medical plan, or your spouse's, cannot be extended either through COBRA or some other means, the Company will reimburse for private short-term health coverage until you are eligible for coverage under the Company Plan.

401(K) SAVINGS
PLAN: After one year of employment, you are eligible to join our 401(K) plan at the beginning of the first quarter following your one year anniversary. Company matches 50% of contribution up to 6% of salary, subject to government cap.

PENSION PLAN:       Per Plan.  Retirement income after 25 years of service
                    approximates 50% of five highest consecutive years of salary out of the last ten years of employment, including social security benefits. The GHC pension plan vests in five years. For purposes of your pension calculation, each year of service will be credited to your pension at 1.5 years for both the vesting period and credited service with a portion of your benefit being provided for through a Company sponsored Supplemental Executive
                    Retirement Plan (SERP).


MOVING EXPENSES:    The Company will pay 100% of all moving costs and up to
                    three months of interim personal living expenses associated with your move to Terre Haute. This includes personal commuting costs as well as housing in Terre Haute prior to your move.

**        At the present time, this program is under review and will be improved.

AUTOMOBILE:         You are entitled to a car lease allowance of $575.00 per
                    month, to be applied in full or in part to a car of your choice. All maintenance expenses, replacement parts
                    (tires, etc.), gasoline and oil, and automobile insurance, are paid for by GHC.

CLUB MEMBERSHIPS:   You are entitled to initiation fees and dues to the
                    Country Club of Terre Haute and to the MVP Club in the Boston Connection.

SEVERANCE:          If the Company terminates your employment at any
                    time during the first six months of your employment at GHC, you will be eligible for six months of severance as well as any portion of management bonus accruing to officers of the Company. In the event that the Company decides to terminate your employment after six months, you would receive severance payments (as defined below) equalling your tenure at GHC, up to one full year. For example if we part company after seven months, you would receive seven months of severance; eight months, eight months, etc., up to a full year. After one full year, the severance is capped at one year of salary and whatever portion of the management bonus is applicable.

                    Acceptance of this arrangement constitutes an agreement by you not to pursue further remedies against GHC in the event of your termination by the Company. You are also covered under our severance compensation plan which provides longer term severance in the event of certain circumstances related to a takeover of the Company. A copy of the present plan is attached.

EFFECTIVE DATE:     __________ 1, 1995.  GHC would be delighted to have you
                    join the Company as soon as you can. Personally, I will be out of the country until October 7, returning to the office on Monday, October 9. If you began on October 1, you could begin working with Gordon Erickson, but, we really want you to begin at your convenience.



The trip I am taking does have another significance however, and that is that we'd like to get our answer from you by September 15, if possible. If you agree to join GHC, obviously we can wind down our search. But if you do not, we need to know as soon as possible so we can rekindle our efforts to find a General Counsel.

Ray, since you have been interviewed and approved by five out of eight Board Members, the following is almost moot, but this offer is conditioned upon the final approval of the GHC Board of Directors, which, were you to accept, would be granted expeditiously.



If there are any questions about this letter, or any suggestions, I would be delighted to respond to them.


Sincerely,

/s/ Paul A. Saxton



ACCEPTED:

/s/  Raymond J. Kulla
Date